Exhibit 21.1
List of Subsidiaries of Intrexon Corporation

Domestic
AquaBounty Technologies, Inc.	Delaware
Biological & Popular Culture, Inc.	Delaware
EnviroFlight, LLC	Delaware
Exemplar Genetics, LLC	Iowa
Fruit Orchard Holdings, Inc.	Delaware
Intrexon AB, Co.	Delaware
Intrexon ABT, Inc.	Delaware
Intrexon CEU, Inc.	Delaware
Intrexon Crop Protection, Inc.	Virginia
Intrexon EF Holdings, Inc.	Delaware
Intrexon Energy Partners, LLC	Delaware
Intrexon Energy Partners II, LLC	Delaware
Intrexon Environmental Medicine Partners, LLC	Delaware
Intrexon GV Holding, Inc.	Delaware
Intrexon Holdings, Inc.	Delaware
Intrexon Produce Holdings, Inc.	Delaware
Intrexon T1D Partners, LLC	Delaware
Intrexon UK Holdings, Inc.	Delaware
OvaXon, LLC	Delaware
S & I Ophthalmic, LLC	Delaware
Trans Ova Genetics, L.C.	Iowa
Unicell Bio International, LLC	Delaware
ViaGen, L.C.	Iowa
Xogenex LLC	Delaware
XON Cells, Inc.	Nevada
International
ER Cell LLC	Russia
Fruit Orchard Holdings Mexico	Mexico
Intrexon ActoBiotics NV (naamloze vennootschap)	Belgium
Intrexon Laboratories Belgium BVBA (besloten vennootschap met beperkte aansprakelijkheid)	Belgium
Intrexon Laboratories Hungary, KFT (korlátolt felelõsségû társaság)	Hungary
Intrexon UK Insect Holdings Inc.	United Kingdom
Mosquito Technologies Limited Mexico	Mexico
Okanagan Specialty Fruits Inc.	British Columbia
Oxitec, Ltd	United Kingdom
Oxitec Sdn Bhd	Malaysia
Oxitec Cayman Limited	Cayman Islands
Oxitec (Singapore) PTE. Limited	Singapore
Oxitec do Brasil Tecnologia de Insetos Ltda	Brazil